Exhibit 10.24

WHITEGLOVE HOUSE CALL HEALTH

April 30, 2011

Ms. Leslie Norwalk

7025 Arbor Lane

McLean, VA 22101

Dear Leslie,

I would like to take this opportunity to thank you for agreeing to become part of WhiteGlove’s Board of Directors. Your experience and insight will guide us to meeting our objective of changing healthcare on a national level by lowering the cost of healthcare while improving the consumer experience.

Your annual (every twelve months commencing April 26th) compensation for your participation on the Board will be the following:

•	$30,000 in total, paid in twelve equal monthly payments;

•	$5,000 per committee you participate on; and

•

A certain number of restricted shares equal to $40,000 in FMV at time of stock grant where the shares vest over a twelve (12) month period from the date of the stock grant at one twelfth (12th) of the total shares granted each calendar month.

WhiteGlove will also reimburse reasonable travel expenses for travel as required for your participation in meetings and other events relevant to your participation on the Board. This will supercede any prior arrangements with WhiteGlove.

As I indicated to you, in the unlikely event WhiteGlove was unable to complete its public offering in the upcoming months, then the board composition would revert back to its structure as a private company.

Thank you, once again, for agreeing to be an invaluable part of WhiteGlove’s success as a member of the Board.

Sincerely,

Robert Fabbio

Robert Fabbio
Chief Executive Officer and President

Please sign below to accept this offer.

Accepted:	/s/ Leslie Norwalk
May 1, 2011

Corporate Headquarters: 5300 Bee Cave Rd., Bldg 1, STE 100, Austin, TX 78746

www.whiteglove.com